UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 9, 2012 (November 6, 2012)

Magellan Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-5507	06-0842255
(Commission File Number)	(IRS Employer Identification No.)

1775 Sherman Street, Suite 1950, Denver, CO	80203
(Address of principal executive offices)	(Zip Code)

(720) 484-2400
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 6, 2012, the Board of Directors (the "Board") of Magellan Petroleum Corporation (the "Company"), upon the review and recommendation of the Board's Compensation, Nominating and Governance Committee (the "CNG Committee") and in accordance with the Company's By-Laws, elected Milam Randolph Pharo to the Board to fill the vacancy on the Board resulting from the resignation of William H. Hastings on July 16, 2012. Mr. Pharo was elected to hold office for a term expiring at the Annual Meeting of Shareholders at which the term of the class of directors in which Mr. Hastings was elected expires, which is at the third succeeding Annual Meeting of Shareholders after the 2011 Annual Meeting of Shareholders held on December 8, 2011.
Mr. Pharo, age 60, has over 30 years of experience in the oil and gas industry, with an emphasis in the Rocky Mountain region. He has served in private legal practice focusing on oil and gas matters and as general counsel to public oil and gas companies. He most recently served as the Company's Vice President - General Counsel and Secretary from November 30, 2011, to September 5, 2012. From 1996 to 2010, he held various positions with SM Energy Company, including Vice President - Land and Legal and Senior Vice President and General Counsel. Mr. Pharo received his B.A. degree from the University of Texas at Austin and his J.D. degree from Southern Methodist University.
At the current time, the Board does not expect to appoint Mr. Pharo to any committees of the Board other than an executive committee. Mr. Pharo will be a non-employee member of the Board, and will participate in the Board's compensation policy and practices for non-employee directors as disclosed under Item 11 of the Company's Annual Report on Form 10-K/A filed with the U.S. Securities and Exchange Commission (the "SEC") on October 29, 2012, except that on November 6, 2012 the Board, upon the review and recommendation of the CNG Committee, amended the Board's compensation policy for non-employee directors to eliminate the maximum annual cap of 15,000 shares of the Company's common stock that may be awarded towards payment of the annual base retainer for non-employee directors, such that the entire $35,000 annual base retainer for qualifying non-employee directors may be paid through an annual award of shares of the Company's common stock.
There is no family relationship between Mr. Pharo and any director or executive officer of the Company, and there was no arrangement or understanding between Mr. Pharo and any other persons pursuant to which Mr. Pharo was elected as a director. In addition, there have been no related party transactions between Mr. Pharo and the Company that are required to be disclosed pursuant to Item 404(a) of the SEC's Regulation S-K.
Also on November 6, 2012, the Board, upon the review and recommendation of the CNG Committee, approved an extension to the Employment Agreement between the Company and J. Thomas Wilson dated November 2, 2011 (the "Wilson Employment Agreement"), under which Mr. Wilson serves as President and Chief Executive Officer of the Company. Under the terms of the extension, Mr. Wilson's initial term of employment, which commenced on September 27, 2011 and was originally set to expire on September 27, 2013, was extended for one additional year to September 27, 2014. If not terminated prior to September 27, 2014, the Wilson Employment Agreement may be renewed for additional one year terms if the parties mutually agree to do so. The other terms and conditions of the Wilson Employment Agreement remain unchanged, including amounts payable thereunder, have been previously reported under Item 5.02 of a Current Report on Form 8-K/A filed by the Company with the SEC on November 16, 2011.
On November 9, 2012, the Company issued a press release announcing Mr. Pharo's election to the Board. A copy of that press release is filed with this report as Exhibit 99.1 and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On November 6, 2012, the Board, upon the review and recommendation of the CNG Committee, approved and adopted an amendment to the Company's By-Laws, effective immediately. The principal component of the amendment is described below. Such description is qualified in its entirety by the complete text of the By-Laws, as amended, filed with this report as Exhibit 3.1 and incorporated herein by reference.
The second sentence of Article III, Section 1(a) of the By-Laws, which previously provided that the Board shall consist of eight members, but such number may be altered from time to time by an amendment of the By-Laws, was amended to provide that the Board shall consist of not less than five members nor more than eight members, with the exact number of members within such range to be fixed from time to time by resolution of the Board adopted by the vote of not less than a majority of the directors then in office, but such minimum and maximum number of members of the Board may be altered from time to time by an amendment of the By-Laws. At the time of this amendment to the By-Laws, the Board also adopted a resolution providing that the Board shall consist of eight members. Accordingly, there was no change to the current size of the Board as a result of this amendment to the By-Laws.
The amendment to the By-Laws also included certain other non-substantive wording changes.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
The following exhibit is filed as part of this report:

Exhibit No.	Description
3.1        By-Laws of Magellan Petroleum Corporation, as Amended November 6, 2012
99.1        Press Release by Magellan Petroleum Corporation dated November 9, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN PETROLEUM CORPORATION

	By:	/s/ J. Thomas Wilson
John Thomas Wilson, President and Chief Executive Officer
(as Principal Executive Officer))

November 9, 2012